United States
Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 29, 2004

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor; Renton, Washington 98055
(Address of principal executive offices)

(425) 393-2916
(Registrant’s telephone number, including area code)

Item 5.  Other Events

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation (“BCC” or “Boeing Capital”) that was contained in the press release and Webcast of second quarter 2004 financial results of The Boeing Company (“Boeing”), dated July 28, 2004.  The information relevant to Boeing Capital Corporation is as follows:

Boeing Capital Corporation

Boeing Capital Corporation continued implementation of its new strategy to create value by supporting the operations of Boeing’s business units while reducing risk.  During the second quarter, BCC announced the sale of its commercial finance unit to GE Capital for approximately $2 billion.  All quarterly, year-to-date, and prior period results for the commercial finance unit are now reported as discontinued operations.

Second-quarter revenues remained essentially flat, while pre-tax income fell to $15 million as a result of the write down of an equity investment and lower gains on asset sales when compared with the second quarter of 2003 (see Table 7).

Table 7. Boeing Capital Corporation Operating Results

	2nd Quarter		%	Six Months		%
(Millions)	2004	2003	Change	2004	2003	Change

Revenues	$229	$232	(1)%	$480	$456	5%

Pre-Tax Income (Loss)(1)	$15	$60	(75)%	$88	($66)	N.M.

Discontinued Operations (After-Tax)(2)	$21	$8	163%	$30	$16	88%

(1) Excludes discontinued operations from the sale of BCC’s commercial finance unit.

(2) Net income from discontinued operations included $7 million from April 2004 through May 2004 and $14 million of gain on the sale of its commercial finance unit.

In addition to the sale of the commercial finance unit, normal portfolio run-off and depreciation offset new business volume and resulted in a customer-financing portfolio of $10.0 billion at the end of the second quarter.  The allowance for losses on finance leases and notes receivable at the end of the second quarter remained relatively stable at 5.1 percent, up slightly from 4.9 percent at the end of the first quarter.  Leverage, as measured by the ratio of debt-to-equity, was 4.7-to-1, up from 4.4-to-1 at the end of the first quarter.  Boeing Capital’s debt balance fell $0.3 billion totaling $8.5 billion compared with $8.8 billion at the end of the first quarter 2004, reflecting the unit’s announced strategy to reduce financing-portfolio growth and risk.  Boeing Capital announced that it will use a portion of the proceeds from the portfolio sale to redeem approximately $1 billion of debt.  The redemption was completed on July 26, 2004 and will be reflected in third-quarter 2004 results.  At quarter-end, nearly all of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft), up from 80 percent at the end of the first quarter, due to the sale of the commercial finance unit.  The majority of BCC’s customer financing is funded by debt and cash flow from BCC operations.

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Boeing’s financial outlook for Boeing Capital is shown in the table below:

Boeing Capital Corporation Financial Outlook (Billions)	2004		2005

Portfolio Growth (Net)(1)	$	~(2.0)	$	<0.5
Revenue	$	~1.0	$	~1.0
Return on Assets(2)	>0.8%		>1%

(1) Includes sale of commercial finance portfolio

(2) Includes the forecast expenses associated with the redemption of $1 billion in bonds at a premium during the third quarter of 2004 related to the sale of BCC’s commercial finance portfolio for about $2 billion.  BCC’s return on assets is expected to be >1% in 2004 excluding this charge.

Item 7. Other Events

The following exhibit is furnished as a part of this report:

Exhibit No. 99 Press Release

Item 12.  Results of Operations and Financial Condition

On July 28, 2004, Boeing publicly announced by means of a press release its second quarter 2004 financial results, some of which relate to Boeing Capital Corporation.  The full text of Boeing’s press release is being furnished pursuant to Item 12 of Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

	By:	/s/ Russell A. Evans
Russell A. Evans
July 29, 2004	Vice President and Chief Financial Officer

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